Exhibit 99.9

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in this registration statement on Form S-4, to which this consent is an exhibit, filed by CVB Financial Corp., a California corporation (“CVBF”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of CVBF upon consummation of the Merger (as such term is defined in the Agreement and Plan of Reorganization and Merger, dated as of December 17, 2025, by and between CVBF and Heritage Commerce Corp), and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Robertson “Clay” Jones
Robertson “Clay” Jones

Date:	January 30, 2026